Exhibit 99.1

FOR IMMEDIATE RELEASE

Cortland Bancorp Announces Appointment of Stanley P. Feret as Chief Lending Officer

CORTLAND — Cortland Bancorp the holding company for the Cortland Savings and Banking Company (the “Bank”), announced today that the Company’s Board of Directors approved the appointment of Stanley P. Feret as Senior Vice President and Chief Lending Officer of the Company and Bank. The appointment is effective March 10, 2010.

Mr. Feret will join President and Chief Executive Officer James M. Gasior, Executive Vice President and Chief Operating Officer Timothy Carney, and Senior Vice President and Chief Financial Officer David J. Lucido on the Executive Management team for both the Company and the Bank.
Mr. Feret’s career in the financial services industry spans over 26 years with a focus centered in commercial banking. Prior to joining the company Mr. Feret held the position of Senior Vice President with Huntington National Bank. His previous positions in banking include senior vice president, vice president, vice president department manager of commercial banking, commercial and consumer loan officer, branch manager and mortgage loan officer.
Mr. Feret earned his Bachelor of Business Administration degree, majoring in finance with a minor in economics, from Youngstown State University, where he was nominated by YSU’s faculty for the annual award given by the American Association of Certified Financial Analysts. He is also an honors graduate of the American Bankers Association National School of Commercial Lending.
An active member in the local community, Mr. Feret is currently on the Board of Directors with Trumbull 100, Trumbull County Community Improvement Corp. and a current member of the Builder’s Association – Mahoning County Division. His past involvements include the Trumbull County Red Cross, Second Harvest Food Bank and the Youngstown Area Association of Credit Management. Mr. Feret is a current member of Trumbull County Country Club and resides in Poland with his wife and three children.
An independent Community Bank since 1892, Cortland Banks serves Trumbull, Portage, Ashtabula, Geauga and Mahoning Counties.  Cortland Banks offers products and services similar to regional and national banks, Cortland Banks emphasizes responsive and personalized service.  The Company’s “Local Banking/Local Decisions” theme highlights a culture where customers are known by name rather than account number, and where decisions are made by directors and managers who reside and work in the communities where the Company’s headquarters and branches operate.

For additional information about Cortland Banks visit http://www.cortland-banks.com.